News Release

HOPE BANCORP ANNOUNCES HONORARY CHAIRMAN’S RETIREMENT

LOS ANGELES – August 29, 2025 – Hope Bancorp, Inc. (NASDAQ: HOPE) (the “Company”), the holding company of Bank of Hope (the “Bank”), today announced that Steven S. Koh will be retiring from his position as Honorary Chairman and a member of the Boards of Directors of the Company and the Bank effective December 31, 2025.

“On behalf of the Board, I thank Chairman Koh for his years of service and dedication,” said Kevin S. Kim, Chairman, President and Chief Executive Officer. “Chairman Koh was instrumental in creation of the first and only Korean American regional bank in the United States and the Board thanks him for his continued leadership and insight during his 40 years of service not only at the Company and the Bank, but also with its legacy entity Wilshire Bancorp, Inc. and Wilshire Bank.”

“It has been an honor for me to have served on the boards of Hope Bancorp and Wilshire Bancorp and I am grateful for the opportunity,” said Koh. “I have long been planning my retirement and I am confident that I leave the Company in good hands, with a bright future.”

Steven S. Koh, 80, served as Honorary Chairman of the Hope Bancorp Board since July 6, 2017. He also served as the first Chairman of Hope Bancorp, beginning on July 29, 2016, following the merger of BBCN Bancorp, Inc. and Wilshire Bancorp, Inc. and the merger of their respective subsidiaries, BBCN Bank and Wilshire Bank, which created Hope Bancorp and Bank of Hope. Since 1986, he first served as a director, and eventually Chairman, of Wilshire Bank and Wilshire Bancorp, Inc. He is highly regarded for his active involvement in community affairs, including the Overseas Korean Traders Association and numerous philanthropic activities for the Korean American community and other communities. He also serves as a life trustee of Cedars-Sinai Medical Center in Los Angeles. After retirement from the Hope Bancorp Board, he plans to devote more of his time and effort to philanthropy.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. (NASDAQ: HOPE) is the holding company of Bank of Hope, the only regional Korean American bank in the United States, with $18.55 billion in total assets as of June 30, 2025. With the addition of Territorial Savings, a division of Bank of Hope, effective April 2, 2025, the Company became the largest regional bank catering to multicultural customers across the continental United States and Hawaii. Headquartered in Los Angeles, the Bank provides a full suite of commercial, corporate and consumer loans, deposit and fee-based products and services, including commercial and commercial real estate lending, SBA lending, residential mortgage and other consumer lending; treasury management services, foreign currency exchange solutions, interest rate derivative products, and international trade financing, among others. The Bank operates 46 full-service branches in California, New York, New Jersey, Washington, Texas, Illinois, Alabama and Georgia under the Bank of Hope banner, and 29 branches in Hawaii under the Territorial Savings banner. The Bank also operates SBA loan production offices, commercial loan production offices, and residential mortgage loan production offices throughout the United States, and a representative office in Seoul, South Korea. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to www.bankofhope.com for Bank of Hope and www.tsbhawaii.bank for Territorial Savings, a division of Bank of Hope. By including the foregoing website address links, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

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Forward Looking Statements

Some statements in this news release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” and similar expressions. With respect to any such forward-looking statements, Hope Bancorp claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Hope Bancorp’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. With the consummation of the acquisition of Territorial Bancorp, factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating Hope Bancorp and Territorial Bancorp and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction costs; and deposit attrition, operating costs, customer loss and business disruption following the acquisition, including difficulties in maintaining relationships with employees and customers, may be greater than expected. Other risks and uncertainties include, but are not limited to: possible renewed deterioration in economic conditions in Hope Bancorp’s areas of operation or elsewhere; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying Hope Bancorp’s allowances for credit losses; potential increases in deposit insurance assessments and regulatory risks associated with current and future regulations; the outcome of any legal proceedings that may be instituted against Hope Bancorp; the impact of U.S. and global trade policies and tensions, including changes in, or the imposition of, tariffs and/or trade barriers and the economic impacts, volatility and uncertainty resulting therefrom, and geopolitical instability; and risks from natural disasters. For additional information concerning these and other risk factors, see Hope Bancorp’s most recent Annual Report on Form 10-K. Hope Bancorp does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

Contact Info:
Julianna Balicka
EVP & Chief Financial Officer
213-235-3235
julianna.balicka@bankofhope.com

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